Exhibit 3.15

CARDTRONICS DR, LLC

(A Delaware Limited Liability Company)

LIMITED LIABILITY COMPANY AGREEMENT

THE MEMBERSHIP RIGHTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH MEMBERSHIP RIGHTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 FORMATION OF COMPANY		1

2.1	FORMATION	1
2.2	PRINCIPAL PLACE OF BUSINESS	1
2.3	REGISTERED OFFICE AND REGISTERED AGENT	1
2.4	TERM	2

ARTICLE 3 BUSINESS OF COMPANY		2

ARTICLE 4 UNITS AND CONTRIBUTIONS TO THE COMPANY		2

4.1	UNITS; CERTIFICATES	2
4.2	NO ADDITIONAL CAPITAL CONTRIBUTIONS	2

ARTICLE 5 RIGHTS AND OBLIGATIONS OF MEMBER		2

5.1	LIMITATION OF LIABILITY	2
5.2	COMPANY BOOKS	2

ARTICLE 6 MANAGEMENT; MEETINGS; OFFICERS		3

6.1	MANAGEMENT AND OPERATION	3
6.2	ELECTION AND TERM OF OFFICE	3
6.3	REMOVAL	3
6.4	DUTIES AND POWERS OF OFFICERS	3

ARTICLE 7 STANDARD OF CARE AND INDEMNIFICATION		4

7.1	STANDARD OF CARE	4
7.2	INDEMNIFICATION OF MEMBER AND OFFICERS	4

ARTICLE 8 ALLOCATIONS AND DISTRIBUTIONS		4

8.1	ALLOCATIONS OF NET PROFITS AND NET LOSSES	4
8.2	DISTRIBUTIONS	4

ARTICLE 9 DISSOLUTION AND TERMINATION		5

9.1	DISSOLUTION	5
9.2	WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS	5
9.3	CERTIFICATE OF CANCELLATION	5

ARTICLE 10 MISCELLANEOUS PROVISIONS		5

10.1	AMENDMENTS	5
10.2	SEVERABILITY	6
10.3	CREDITORS	6
10.4	CONSTRUCTION	6
10.5	ASSIGNMENT	6
10.6	GOVERNING LAW	6

CARDTRONICS DR, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is made as of March 25, 2011, for the organization and operation of Cardtronics DR, LLC (the “Company”). The undersigned hereby declares as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement the following terms have the meanings indicated (unless otherwise expressly provided herein):

“Certificate” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State on March 16, 2011, as the same may be amended from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act at Title 6 of the Delaware Code, §§ 18-101 et seq.

“Member” means the undersigned and any other person who becomes a member of the Company in accordance with this Agreement.

“Units” means a measure of ownership interest in the Company.

ARTICLE 2

FORMATION OF COMPANY

2.1	FORMATION

The Company has been organized as a Delaware limited liability company by executing and delivering the Certificate to the Secretary of State of the State of Delaware in accordance with and pursuant to the Delaware Act.

2.2	PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Company will be such place as the Member may designate from time to time. The Company may locate its places of business and registered office at any other place or places as the Member may deem advisable.

2.3	REGISTERED OFFICE AND REGISTERED AGENT

The Company’s initial registered office is as set forth in its Certificate and the name of its initial registered agent is as set forth in its Certificate.

2.4	TERM

The term of the Company will be perpetual.

ARTICLE 3

BUSINESS OF COMPANY

The business of the Company will be to hold stock of a newly acquired foreign subsidiary, and in connection therewith, to carry on any lawful business or activity and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware Act may carry on, have or exercise.

ARTICLE 4

UNITS AND CONTRIBUTIONS TO THE COMPANY

4.1	UNITS; CERTIFICATES

The capital of the Company will be represented by Units. The Units of the Member are reflected on Schedule 4.1, as the same may be amended from time to time. The Member may make such rules and regulations as it may deem appropriate concerning the issuance and registration of Units, including the issuance of certificates representing Units. Unless the Member decides otherwise, Units will be issued without certificates.

4.2	NO ADDITIONAL CAPITAL CONTRIBUTIONS

The Member will not be required to make additional capital contributions.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBER

5.1	LIMITATION OF LIABILITY

The Member will not be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond the Member’s capital contribution.

5.2	COMPANY BOOKS

The officers will maintain and preserve, during the term of the Company, all accounts, books and other relevant Company documents.

ARTICLE 6

MANAGEMENT; MEETINGS; OFFICERS

6.1	MANAGEMENT AND OPERATION

The business and affairs of the Company will be performed by the following individuals, in the capacity set forth opposite their names:

Name	Title

Michael Clinard	President

Michael Keller	Secretary

In the day to day management and operation of the Company, each of the officers identified above, as well as any hereafter appointed by the Member, shall have similar duties, responsibilities and authorities as such officer’s counterpart at Cardtronics, Inc. The aforementioned officers may act through written or unwritten resolutions or certifications of any nature.

6.2	ELECTION AND TERM OF OFFICE

The officers of the Company will be appointed annually by the Member or upon such other term as the Member deems appropriate. Each officer will hold office until his successor is duly elected and has qualified, or until his earlier death, resignation, retirement, disqualification or removal in the manner hereinafter provided. Additional officers’ positions may be created at the discretion of the Member. Appointment of an officer will not of itself create contract rights.

6.3	REMOVAL

The Member may remove any officer at any time.

6.4	DUTIES AND POWERS OF OFFICERS

The Officers will have such duties and powers as are described from time to time by the Member, provided that all of the matters set forth on Schedule 6.5 require the consent of the Member.

ARTICLE 7

STANDARD OF CARE AND INDEMNIFICATION

7.1	STANDARD OF CARE

Neither the Member nor any officer will be liable to the Company by reason of the actions of such person in the conduct of the business of the Company except for fraud, gross negligence or willful misconduct.

7.2	INDEMNIFICATION OF MEMBER AND OFFICERS

The Company will, to the fullest extent to which it is empowered to do so by the Delaware Act or any other applicable law, indemnify and make advances for expenses to any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member or officer of the Company, against losses, damages, expenses (including attorneys’ fees), judgments, fines and amounts reasonably incurred by him in connection with such action, suit or proceeding.

ARTICLE 8

ALLOCATIONS AND DISTRIBUTIONS

8.1	ALLOCATIONS OF NET PROFITS AND NET LOSSES

The profits, losses and other items of the Company will be allocated to the Member. There will be no “special allocations.”

8.2	DISTRIBUTIONS

Distributions will be made as follows:

(a) Subject to Section 18-607 of the Delaware Act, the Company will make interim distributions as the Member shall determine.

(b) Upon liquidation of the Company, liquidating distributions will be made in accordance with Section 9.2.

ARTICLE 9

DISSOLUTION AND TERMINATION

9.1	DISSOLUTION

(a) The Company will be dissolved only upon the occurrence of any of the following events:

(i) by written decision of the Member; or

(ii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b) Dissolution of the Company will be effective on the day on which an event described in Section 9.1(a) occurs, but the Company will not terminate until a certificate of cancellation is filed with the Secretary of State of the State of Delaware and the assets of the Company are distributed as provided in Section 9.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Member will continue to be governed by this Agreement.

9.2	WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS

Upon dissolution, an accounting will be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member will:

(a) sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(b) discharge all liabilities of the Company, including liabilities to the Member as a creditor of the Company to the extent permitted by law; and

(c) distribute the remaining assets to the Member.

9.3	CERTIFICATE OF CANCELLATION

When all debts, liabilities and obligations of the Company have been paid and discharged, or adequate provisions have been made for their payment or discharge, and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation setting forth the information required by the Delaware Act will be executed by one or more authorized persons and filed with the Delaware Secretary of State. Upon such filing, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act. The Member will have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1	AMENDMENTS

This Agreement may be amended at any time by a writing executed by the Member.

10.2	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.3	CREDITORS

None of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company.

10.4	CONSTRUCTION

All references in this Agreement to “Articles,” “Schedules” and “Sections” refer to the corresponding Articles, Schedules and Sections of this Agreement unless the context indicates otherwise. The headings of Articles, Schedules and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The terms “include” or “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.

10.5	ASSIGNMENT

The Member may effect an assignment of the Member’s Units by means of any written agreement or instrument of transfer signed by the Member and the assignee, subject to compliance with federal and state securities laws. An assignee of the Member’s Units will become a member and will have and may exercise all rights and powers of a member, including the right to participate in the management of the business and affairs of the Company.

10.6	GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law, and the Certificate.

(Remainder of page intentionally left blank)

The Member has caused its duly authorized representative to execute this Agreement as of March 25, 2011.

MEMBER:

CARDTRONICS, INC.

By:	/s/ Michael E. Keller
Name:	Michael E. Keller
Title:	General Counsel & Secretary

SCHEDULE 4.1

Name and Address of Member	Amount of Initial Capital Contribution	Units

Cardtronics, Inc.	$100	100

SCHEDULE 6.5

Matters Reserved to Member

•	Amendment of this Agreement

•	Borrowing money or assuming indebtedness

•	Lending money or giving credit other than in the ordinary course of business

•	Giving security for any indebtedness of the Company or any other party

•	Guaranteeing any obligation of another party

•	Acquiring (or contracting to acquire) any real property or any other material asset

•	Selling, encumbering or disposing of (or contracting to sell, encumber or dispose of) any real property or other material asset

•	Compromising or releasing any debts due to the Company, except upon payment in full

•	Approving the annual operating budget of the Company, or any additions or modifications

•	Making any expenditure or entering into any contract not designated in the operating budget involving a sum in excess of $100,000

•	Initiating a bankruptcy or similar proceeding

•	Causing the Company to engage in any significant new business

•	Causing the Company to terminate any significant business

•	Commencing, settling or dismissing litigation or arbitration by or against the Company

•	Making of distributions to the Member other than to enable the Member to pay income taxes on income from the Company